UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2006

The Tube Media Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52067	84-1557072
(Commission File Number)	(IRS Employer Identification No.)

1451 West Cypress Creek Road, Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

(954) 714-8100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2006, The Tube Media Corp. (the “Company”) entered into a Settlement Agreement with Ralph Tashjian. Mr. Tashjian was employed by the Company. Upon execution of the Settlement Agreement his employment agreement terminated. Pursuant to the Settlement Agreement, the Company agreed to pay $50,000 to Mr. Tashjian and issue to Mr. Tashjian 50,000 shares of common stock of the Company. Additionally, the Company will reimburse Mr. Tashjian for outstanding expenses incurred by him in the years 2004 and 2005. The amount of reimbursement will be agreed upon by Mr. Tashjian and the Company’s bookkeeper pending good faith inspections of receipts, expense reports and other accounting information, except that the amount will not be less than $2,159.38. Upon full payment, the Company and Mr. Tashjian will execute general releases.

On June 20, 2006, the Company entered into a Settlement Agreement, dated as of June 19, 2006, with George Nauful. Mr. Nauful was employed by the Company. Upon execution of the Settlement Agreement his employment agreement terminated. Pursuant to the Settlement Agreement, the Company agreed to pay $50,000 to Mr. Nauful and issue to Mr. Nauful 50,000 shares of common stock of the Company. Additionally, the Company will reimburse Mr. Nauful for outstanding expenses incurred by him in the years 2004 and 2005. The amount of reimbursement will be agreed upon by Mr. Nauful and the Company’s bookkeeper pending good faith inspections of receipts, expense reports and other accounting information, except that the amount will not be less than $4,870.08. Upon full payment, the Company and Mr. Nauful will execute general releases.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TUBE MEDIA CORP.

Date: June 26, 2006	By:	/s/ John W. Poling
Name: John W. Poling
Title: Chief Financial Officer